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                         CONSENT OF INDEPENDENT AUDITORS

Retirement Plans Administrative Committee
WFC Holdings Corporation:

We consent to incorporation by reference in the registration statements (No. 333-68093 and 333-74643) on Form S-8 of Wells Fargo & Company of our report dated June 24, 1999 relating to the statements of net assets available for plan benefits of the Wells Fargo & Company Tax Advantage and Retirement Plan as of December 31, 1998, and 1997, the related statements of changes in net assets available for plan benefits for the years then ended and the related supplemental schedules, which report appears in the December 31, 1998 annual report on Form 11-K of Wells Fargo & Company Tax Advantage and Retirement Plan.

                                                              S/ KPMG LLP



San Francisco, California
June 24, 1999